Exhibit 99.2

NEXAIRA WIRELESS INC.
(the “Corporation”)

COMPENSATION COMMITTEE CHARTER
(adopted as of January 26, 2011)

I.	Role of the Compensation Committee

The Compensation Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) of the Corporation. The role of the Committee of the Corporation is to:

1.	determine the appropriate compensation level for the Corporation’s executive officers;

2.	oversee the Corporation’s compensation and benefit plans, policies and practices, including its executive compensation plans and incentive-compensation and equity-based plans;

3.	produce an annual report on executive compensation for inclusion in the Corporation’s public filings if and as required by applicable securities laws;

4.	monitor and evaluate, at the Committee’s sole discretion, matters relating to the compensation and benefits structure of the Corporation; and

5.	take such other actions within the scope of this Charter as the Board may assign to the Committee from time to time or as the Committee deems necessary or appropriate.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in this Charter.

The basic responsibility of the members of the Committee is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Corporation and its shareholders. In discharging that responsibility, the Committee should be entitled to rely on the honesty and integrity of the Corporation’s senior executives and its outside advisors and auditors, to the extent it deems necessary or appropriate.

II.	Composition and Appointment

The Committee shall be composed of members of the Board, the number of which shall be fixed from time to time by resolution adopted by the Board. Each member of the Committee shall be determined by the Board to satisfy any applicable independence requirements established by the rules and regulations of the U.S. and Canadian regulatory authorities and any stock exchange upon which the Corporation’s shares trade from time-to-time.

Members of the Committee shall be appointed by the Board and continue to be members until their successors are elected and qualified or until their earlier retirement, resignation or removal. Any member of the Committee may be removed by the Board in its discretion. However, a member of the Committee shall automatically cease to be a member of the Committee upon either ceasing to be a director of the Board or, if applicable, ceasing to be “independent” as required in this Section II of this Charter. Vacancies on the Committee will be filled by the Board.

III.	Authority

The Committee shall have the authority to (i) retain (at the Corporation’s expense) its own legal counsel and other advisors and experts that the Committee believes, in its sole discretion, are needed to carry out its duties and responsibilities, including, without limitation, the retention of a compensation consultant to assist the Committee in evaluating director and executive officer compensation; and (ii) conduct investigations that it believes, in its sole discretion, are necessary to carry out its responsibilities. In addition, the Committee shall have the authority to request any officer, director or employee of the Corporation, or any other persons whose advice and counsel are sought by the Committee, such as members of the Corporation’s management or the Corporation’s outside legal counsel and independent accountants, to meet with the Committee or any of its advisors and to respond to their inquiries. The Committee shall have full access to the books, records and facilities of the Corporation in carrying out its responsibilities.

The Committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittee any of its duties and responsibilities. Any subcommittee shall consist of one or more members of the Committee. Any delegation may be made only to the extent permitted by applicable rules, regulations, and the Corporation’s Bylaws and Articles of Incorporation.

IV.	Chairperson

The Board may appoint one member of the Committee to serve as Chair of the Committee, to convene and chair all regular and special sessions of the Committee, set the agendas for Committee meetings, to determine and communicate to management and the Board the information needs of the Committee, and to report Committee determinations and actions on behalf of the Committee to the Board. If the Board fails to appoint a Chair, the members of the Committee shall elect a Chair by majority vote of the full Committee to serve at the pleasure of the majority of the full Committee. If the Chair of the Committee is not present at any meeting of the Committee, an acting Chair for the meeting shall be chosen by majority vote of the Committee from among the members present. In the case of a deadlock on any matter or vote, the Chair shall refer the matter to the Board. The Committee may appoint a secretary who need not be a director of the Board or Committee.

V.	Committee Meetings

The Chair shall preside at each meeting of the Committee and set the agendas for the Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings as long as they are not inconsistent with any provisions of the Corporation’s Bylaws or this Charter.

The Committee shall have regular meetings (in person or by telephonic meeting) on at least a semi-annual basis (or more frequently as circumstances dictate). The Committee shall maintain written minutes or other records of its meetings and activities, which shall be duly filed in the Corporation’s records. The Committee shall meet separately, on at least an annual basis, with the Chief Executive Officer, the vice president of human resources (or similar position) and any other corporate officers as the Board and the Committee deem appropriate to discuss and review the performance criteria and compensation levels of key executive officers.

Except as otherwise required by the Bylaws or the Articles of Incorporation of the Corporation, a majority of the members of the Committee shall constitute a quorum for the transaction of business and the act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee. The Committee may also act by unanimous written consent in lieu of a meeting.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Corporation’s management, representatives of the Corporation’s outside advisors, any other personnel employed or retained by the Corporation, or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director who is not a member of the Committee.

The Chair of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Board.

VI.	Responsibilities

The duties and responsibilities of the Committee are set forth below. The Committee is authorized to carry out these responsibilities, and other responsibilities assigned to it by the Board from time to time, and take any actions reasonably related to the mandate of this Charter.

In discharging its role, the Committee is empowered to investigate any matter brought to its attention that is within the scope of or otherwise relevant to its responsibilities, with all requisite access to all books, records, facilities and personnel of the Corporation.

In meeting its duties and responsibilities, the Committee is expected to:

1.
review and approve at least annually the corporate goals and objectives of the Corporation’s executive compensation plans, incentive-compensation and equity based plans and other general compensation plans (the “Corporation Plans”), and amend, or recommend that the Board amend, these goals and objectives if the Committee deems it appropriate;

2.
review at least annually the Corporation Plans in light of the Corporation’s goals and objectives with respect to such plans, and, if the Committee deems it appropriate, adopt, or recommend to the Board the adoption of new, or the amendment of existing, Corporation Plans;

3.
evaluate annually the performance of the chief executive officer of the Corporation, the other executive officers of the Corporation and the chairman of the Board (collectively, the “Corporation Executives”) in light of the goals and objectives of the Corporation Plans, and based on this evaluation, set his or her total compensation, including, but not limited to (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance agreements, and change-in-control agreements and provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits, including, but not limited to, perquisites. In determining the long-term incentive component of each Corporation Executive’s compensation, the Committee shall consider all relevant factors, including the Corporation’s performance and relative shareholder return, the value of similar incentive awards to persons with comparable positions at comparable companies, and the awards given to each Corporation Executive in past years;

4.
review at least annually and make recommendations to the Board with respect to the compensation of all directors of the Corporation, taking into consideration compensation paid to directors of comparable companies and the specific duties of each director;

5.
monitor and assess the Corporation’s compliance with the requirements established by the rules and regulations of the U.S. and Canadian regulatory authorities, the Exchange Rules and regulations relating to compensation arrangements for directors and executive officers including, if applicable, the Sarbanes-Oxley Act of 2002;

6.	review executive compensation disclosure prior to public disclosure or filing with any securities regulatory authorities;

7.	issue an annual report on executive compensation for inclusion in the Corporation’s public filings, if required by applicable securities laws;

8.
review all equity compensation plans that are not subject to shareholder approval under the rules of any stock exchange on which the Corporation’s securities are listed for trading and to approve such plans in its discretion;

9.
oversee the compensation and benefits structure applicable to the Corporation’s officers and directors, including, but not limited to, incentive compensation and equity-based compensation, provided that, at the Committee’s sole discretion, it may submit such matters as it determines to be appropriate to the Board for the Board’s approval or ratification;

10.
in its sole discretion, retain, amend the engagement with, and terminate any compensation consultant used to assist the Committee in evaluating any officer or director compensation. The Committee shall also have the sole authority to approve the fees and other retention terms of the consultants and to cause the Corporation to pay such fees and expenses of such consultants. The Committee shall also have the authority, in its sole discretion, to obtain advice and assistance from internal or external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors, and to cause the Corporation to pay such fees and expenses of such outside advisors;

11.	administer and otherwise exercise the various authorities prescribed for the Committee by the Corporation’s stock option and other incentive compensation plans;

12.	review and recommend to the Board for approval any changes in employee retirement benefit programs, and review broadly employee salary levels and ranges and employee fringe benefits;

13.
review and make recommendations to the Board, or approve, as appropriate, any employment-related contracts or transactions with any proposed, current or former officers or directors of the Corporation, such as consulting arrangements, employment contracts, severance, separation or termination agreements;

14.	monitor compliance by executive officers with the rules and guidelines of the Corporation’s incentive compensation and equity-based compensation programs;

15.
obtain such data or other resources as it deems necessary to perform its duties, including but not limited to obtaining external consultant reports or published salary surveys, and engaging independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation’s executive officers and other key employees;

16.	perform any other activities as the Committee deems appropriate, or as are requested by the Board, consistent with this Charter, the Corporation’s Bylaws and applicable laws and regulations;

17.	report to the Board on Committee recommendations and any other matters the Committee deems appropriate or the Board requests;

18.	maintain minutes and other records of meetings and activities of the Committee; and

19.	review and reassess the performance of the Committee and the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.